Exhibit 10.(l)

                   EARLY RETIREMENT AGREEMENT


     EARLY RETIREMENT AGREEMENT (the "Agreement") dated October
26, 1999 ("Effective Date") between Harry E. Rich ("Employee") and Brown Shoe Company, Inc., a New York corporation ("Company").

     WHEREAS, the Employee will reach his Retirement Date on December 31, 1999; and

     WHEREAS, the Company recognizes the value of the services performed by the Employee during his period of employment with the Company; and

     WHEREAS, the Employee wishes to be assured that he will be entitled to certain additional compensation and provided certain benefits following his Retirement Date and upon his "Retirement
Payment Date" (as defined below); and

     WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Company shall pay such additional compensation and provide such benefits to the Employee after his retirement; and

     WHEREAS, the Employee wishes to have the additional compensation and benefits provided for in this Agreement and, in exchange for such additional compensation and benefits, is willing to give to the Company, under certain circumstances, his covenant not to compete;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

     1.   Definitions.

          a. "Competitor" shall mean any person, firm, corporation, partnership or other entity which in its prior fiscal year had annual gross sales volume or revenues of shoes of more than $20,000,000 or is reasonably expected to have such sales or revenues in either the current fiscal year or the next following fiscal year.

          b. "Confidential Information" shall have the meaning set forth in Section 6.

          c. "Customer" shall mean any wholesale customer of the Company which either purchased from the Company during the one (1) year immediately preceding the Retirement Date, or is reasonably expected by the Company to purchase from the Company in the one (1) year period immediately following the Retirement Date, more than $1,000,000 in shoes.

          d.   "Retirement Date" shall mean December 31, 1999.

          e. "Retirement Payment Date" shall mean the earlier of the Employee's death or June 30, 2001.

     2. Payments and Benefits Upon Retirement. Upon and after the Employee's Retirement Date, the following shall apply:

          a. The Company shall pay to the Employee on his Retirement Date (i) the full base salary earned by him through the Retirement Date and unpaid on such date, plus
     (ii) credit for any vacation earned by him but not taken at the Retirement Date, plus (iii) all other amounts earned by him and unpaid as of the Retirement Date. Additionally, the Company shall pay to Employee his bonus for the Company's fiscal year ending January 29, 2000 at the same time as other such bonuses are paid to other employees of the Company.

          b. The Company shall continue to pay to the Employee his base monthly salary at the highest rate in effect at any time during the twelve months immediately preceding the Retirement Date (including on a monthly basis beginning in February 2000 one-twelfth of his targeted bonus for the fiscal year ending January 31, 2001 which in the aggregate is $247,500) until the Retirement Payment Date (even if he dies during such eighteen month period). Such amounts shall be paid in accordance with the Company's regular pay period policy for its employees, and shall be counted in determining Employee's benefits under the Brown Shoe Company, Inc. Executive Retirement Plan.

          c. Employee will be considered to continue as an employee of the Company from January 1, 2000 through June 30, 2001 solely for purposes of receiving benefits under the Company's Incentive and Stock Compensation Plan of 1999 (except for purposes of the long-term performance-based stock award, as explained more fully below), Executive Retirement Plan, group life insurance program, and medical and dental plans; provided, however, that it is expressly understood and agreed that Employee's status as an Employee of the Company for purposes of the group life insurance program and medical and dental plans will terminate and cease in all events immediately upon Employee's re-employment before June 30, 2001 to the extent covered by his new Employer's group life insurance, medical and dental plans; provided further, that Employee shall be entitled to receive one-third of his long-term performance-based stock award for the three-year period ending on the last day of the Company's 2001 fiscal year based on the Company's actual results during such three-year performance period, such award to be paid after the end of the Company's 2001 fiscal year in accordance with normal practices. By virtue of the fact that Employee is considered to continue in employment from January 1, 2000 through the Retirement Payment Date, for purposes of determining the Employee's benefit under the Brown Shoe Company, Inc. Executive Retirement Plan, an additional 1.5 years of Credited Service (in addition to the additional ten (10) years of Credited Service credited to the Employee in accordance with Section A.5 of the Brown Shoe Company, Inc. Executive Retirement Plan) shall be credited to the Employee's actual or deemed Credited Service, even if he dies before the Retirement Payment Date. Benefits under the Brown Shoe Company, Inc. Executive Retirement Plan shall commence as soon as practicable after the Retirement Payment Date.

          d. The Company, at its expense, shall provide to the Employee, his spouse and any dependents (as long as such individuals are under the age of 23), for a period beginning on the Retirement Payment Date and ending upon the Employee's attainment of age 65, medical and/or dental coverage under the medical and dental plans maintained by the Company or under an arrangement which provides benefits substantially similar to those provided under the medical and dental plans maintained by the Company. Upon the Employee's re-employment during such period, to the extent covered by his new employer's Plan, coverage under this
     Section 2.c. shall lapse.

               The Employee's participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease effective as of the Retirement Payment Date.

          e. With respect to each non-vested option to purchase Company stock held by the Employee on the Retirement Payment Date, the Company shall make a cash lump sum payment to the Employee within 30 days after the Retirement Payment Date in an amount equal to the excess, if any, of the fair market value (determined as of the Retirement Payment Date) of the Company stock subject to such option over the exercise price of such option. In addition, any non-vested restricted stock of the Company held by the Employee on the Retirement Payment Date which would have vested if the Employee had remained employed until age 65 shall vest on the Retirement Payment Date.

          f. During the period commencing on the Retirement Date and ending on the earlier of the Retirement Payment Date or the date the Employee secures other employment, the Company shall pay the reasonable costs of outplacement services selected by the Company and shall provide, at the Company's expense, office space and secretarial service at a non-Company facility.

          g. The Company shall pay the Employee's federal and state income tax preparation fees charged by a service provider selected by the Employee for his taxable years 1999 and 2000.

          h. The Company shall pay membership dues for the Employee charged by the Bogey Club and the St. Louis Club, both located in St. Louis, Missouri, until the Employee's attainment of age 65 or his death, if earlier.

          i. The Employee shall be given the opportunity to purchase the Dell personal computer used by the Employee in his employment with the Company at a purchase price equal to the book value of the computer.

     3. Mitigation or Reduction of Benefits. Employee shall not be required to mitigate the amount of any payment provided for in Section 2 by seeking other employment or otherwise. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 2 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Retirement Date or otherwise.

     4. Release. Notwithstanding anything to the contrary stated in this Agreement, no benefits will be paid pursuant to
Section 2 except under Section 2.a. prior to execution by Employee of a release to the Company in the form attached as Exhibit A.

     5.   Covenant Not to Compete.  Benefits payable pursuant to
Section 2 (except under Section 2.a.) are subject to the following restrictions.

          a.   Post-Retirement Restrictions.

                    i.   Employee acknowledges that (i) the
          Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its Customers throughout the world and in developing its Confidential Information;
          (ii) under this Agreement, the Company is agreeing to provide Employee with certain benefits based upon Employee's assurances and promises contained herein not to divert the Company's Customers' goodwill or to put himself in a position following his employment with Company in which the confidentiality of Company's Confidential Information might somehow be compromised.

                    ii.  Accordingly, Employee agrees that, for
          eighteen (18) months after the Retirement Date, Employee will not, directly or indirectly, on Employee's own behalf or on behalf of any other person, firm, corporation or entity (whether as owner, partner, consultant, employee or otherwise):

                         A.   provide any executive- or
               managerial-level services in the shoe industry in the United States in competition with the Company, for any Competitor;

                         B.   hold any executive- or
               managerial-level position with any Competitor in the United States;

                         C.   engage in any research and
               development activities or efforts for a
               Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing in the shoe industry in the United States;

                         D.   cause or attempt to cause any
               Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

                         E.   cause or attempt to cause any shoe
               supplier or manufacturer of the Company to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company; and

                         F.   solicit, entice, employ or seek to
               employ, in the shoe industry, any executive- or managerial-level employee of, or any consultant or advisor to, the Company.

          b. Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in
     Section 5.a. (both separately and in total) are reasonable and should be fully enforceable in view of the high-level positions Employee has had with the Company, the national and international nature of both the Company's business and competition in the shoe industry, and the Company's legitimate interests in protecting its Confidential Information and its Customer goodwill and relationships. Employee specifically hereby acknowledges and confirms that he is willing and intends to, and will, abide fully by the terms of Section 5.a. of this Agreement. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its Competitors in violation of the terms of this Agreement since the Company would be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and
     (ii) Employee was involved in diverting or helping to divert the Company's Customers and/or its Customer goodwill.

          c. Company's Right to Injunctive Relief. In the event of a breach or threatened breach of any of Employee's duties and obligations under the terms and provisions of
     Section 5.a. of this Agreement, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee hereby expressly acknowledges that the harm which might result to Company's business as a result of noncompliance by Employee with any of the provisions of Section 5.a. would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 5.a. hereof, Employee will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by a final judgment of a court of competent jurisdiction. Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys' fees and costs incurred by Company in enforcing its rights hereunder.

          d.   Employee Agreement to Disclose this Agreement.
     Employee agrees to disclose, during the eighteen month period following the Retirement Date, the terms of this
     Section 5 to any potential future employer.

     6. Confidential Information. The Employee acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into his possession or knowledge (whether before or after the date of this Agreement) and which was obtained from the Company, or obtained by the Employee for or on behalf of the Company, and which is identified herein, is the secret, confidential property of the Company (the "Confidential Information"). This Confidential Information includes, but is not limited to:

          a. lists or other identification of customers or prospective customers of the Company (and key individuals employed or engaged by such parties);

          b. lists or other identification of sources or prospective sources of the Company's products or components thereof (and key individuals employed or engaged by such parties);

          c. all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software used in connection with the development, manufacture, fabrication, assembly, marketing and sale of the Company's products;

          d. financial, sales and marketing data relating to the Company or to the industry or other areas pertaining to the Company's activities and contemplated activities
     (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information);

          e. equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company's products and services;

          f. the Company's relations with its Customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such Customers (or proposed to be rendered to prospective customers);

          g.   the Company's relations with its employees
     (including, without limitation, salaries, job classifications and skill levels); and

          h. any other information designated by the Company to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of the Company).

Notwithstanding the foregoing, the term "Confidential
Information" shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by the Employee in violation of this Agreement.

     7. Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (c) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

          a.   If to the Company

               Brown Shoe Company, Inc.
               8300 Maryland Avenue
               St. Louis, Missouri  63166-0029
               Attention:     Chief Executive Officer

          b.   If to Employee:

               Harry E. Rich
               101 Fair Oaks
               Ladue, MO 63124

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

     8.   Successors; Binding Agreement.

          a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8.a. or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

          b. This Agreement is personal to the Employee and the Employee may not assign or delegate any part of his rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives, executors, administrators, heirs and beneficiaries.

     9. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     10. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     11. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     12. Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

     13. Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter. Without limiting the generality of the foregoing, all amounts paid under the Agreement are provided in lieu of any amounts or benefits to which the Employee is or could possibly be entitled under the Severance Agreement executed by the parties on July 27, 1998.

     14. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by the Employee and by a duly authorized officer of the Company.

     15. Governing Law. In light of the Company's and the Employee's substantial contacts with the State of Missouri, the facts that the Company is headquartered in Missouri and the Employee resides in and/or reported to management in Missouri during his employment with the Company, the parties' interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company's execution of, and the making of, this Agreement in Missouri, the parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in St. Louis City or County, Missouri; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

     IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the day and year first above written.

                              BROWN SHOE COMPANY, INC.


                              By:  /s/ Robert D. Pickle.
                                 ----------------------------------
                                    ROBERT D. PICKLE.
                                    Vice President, General Counsel
                                       and Corporate Secretary

                              EMPLOYEE


                              By:  /s/ Harry E. Rich
                                 ----------------------------------
                                    Harry E. Rich




                                                        Exhibit A

                             RELEASE

     RELEASE (the "Release") dated October 26, 1999 between Harry
E. Rich ("Employee") and Brown Shoe Company, Inc., a New York corporation (as further defined in Section 7 of the Early
Retirement Agreement, the "Company").

     WHEREAS, the Company and the Employee are parties to an Early Retirement Agreement dated October 26, 1999 (the "Early Retirement Agreement"), which provides certain additional compensation and benefits to the Employee following his retirement from the service of the Company; and

     WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company's provision of certain benefits under the Early Retirement Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Mutual Promises. The Company undertakes the obligations contained in the Early Retirement Agreement in exchange for Employee's promises and obligations contained herein. The Company's obligations are undertaken in lieu of any other severance benefits, including, but not limited to, the benefits provided under the Severance Agreement executed by the parties on July 27, 1998.

     2.   Release of Claims; Agreement Not to File Suit.

     a. Employee, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, remise, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the "Company Released Persons"), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Early Retirement Agreement and this Release,
     (ii) Employee's employment and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements.

     b. Employee, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that he will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on his behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising before the date of this Release or any action taken after the date of this Release pursuant to the Early Retirement Agreement.
     Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on his behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

     c. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2.a.
     and 2.b. include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortuous discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. Sec. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C.
     Sec. 12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Sec. 201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Sec. 701 et seq., or of the Missouri Human Rights Act, Sec. 213.000 R.S. Mo. et seq., the Missouri Service Letter Statute, Sec. 209.140 R.S. Mo. or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided in the Early Retirement Agreement.

     d. This Release shall not affect Employee's right to any governmental benefits payable under any Social Security or Worker's Compensation law now or in the future.

     3. Release of Benefit Claims. Employee, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Early Retirement Agreement.

     4.   Revocation Period; Knowing and Voluntary Agreement.

     a. Employee acknowledges that he was given a copy of this Agreement when the Early Retirement Agreement was executed and he, therefore, has been given a period of at least twenty-one (21) days to consider whether or not to accept this Agreement. Furthermore, Employee may revoke this Agreement for seven (7) days following its execution.

     b. Employee represents, declares and agrees that he voluntarily accepts the payments described above for the purposes of making a full and final compromise, adjustment and settlement of all potential claims hereinabove described. Employee hereby acknowledges that he has been advised of the opportunity to consult an attorney and that he understands the Release and the effect of signing the Release.

     5. Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

     6. Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

     7. Counterparts. This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8. Entire Agreement. This Release and related Early Retirement Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

     9. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without reference to the conflict of laws rules of such State.

     IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.


                              BROWN SHOE COMPANY, INC.


                              By:  /s/ Robert D. Pickle.
                                 ----------------------------------
                                    ROBERT D. PICKLE.
                                    Vice President, General Counsel
                                       and Corporate Secretary

                              EMPLOYEE


                              By:  /s/ Harry E. Rich
                                 ----------------------------------
                                     Harry E. Rich